Exhibit 10.76

SUMMARY OF 2009 BONUS PLAN

On February 12, 2009, the Compensation Committee of the Board of Directors of AboveNet, Inc., a Delaware corporation (the “Company”), approved the Company’s 2009 Bonus Plan (the “2009 Bonus Plan”).  The 2009 Bonus Plan provides for the creation of an employee bonus pool based on the achievement in 2009 of certain adjusted U.S. EBITDA (domestic net earnings before interest, taxes, depreciation and amortization, adjusted for certain non-recurring, non-operational and non-cash items) targets established by the Compensation Committee.  Bonus payments to employees from the bonus pool are generally discretionary except that in accordance with their employment agreements, each of the President and Chief Executive Officer William LaPerch, the Senior Vice President and Chief Financial Officer Joseph Ciavarella, the Senior Vice President and Chief Technology Officer Rajiv Datta, the Senior Vice President for Operations Douglas Jendras and the Senior Vice President and General Counsel Robert Sokota is entitled to a bonus equal to thirty five percent (35%) of his respective base salary upon the achievement of the adjusted U.S. EBITDA target set by the Compensation Committee.  In addition, the Senior Vice President of Sales John Jacquay is entitled to a bonus of $250,000 upon the achievement of such adjusted U.S. EBITDA target.  If the target threshold established for the bonus payments to these six officers is not achieved, no bonus payments are required to be made to these officers.

Additionally, no bonus payment is payable to any domestic employee without the authorization and final approval by the Compensation Committee.